B&P

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza, Suite 830
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Drinks Americas Holdings, Ltd

We consent to the use of our report dated July 20, 2007 in form SB-2 dated January 25, 2008 of Drinks Americas Holdings, Ltd.

/s/ Bernstein & Pinchuk LLP

New York, New York
January 25, 2008